Exhibit 99.1
    NEWS RELEASE

Contact:
Mike Hoelter
Vice President, Corporate Controller and Investor Relations
Phone: 419-897-6715
E-mail: investorrelations@andersonsinc.com

The Andersons, Inc. Names Steven Oakland to Board of Directors

MAUMEE, OHIO, August 21, 2025 – The Andersons, Inc. (Nasdaq: ANDE) has named Steven Oakland to the company's board of directors, effective August 21, 2025.

Mr. Oakland is chairman, CEO, and president of TreeHouse Foods, Inc., North America’s largest private label food and beverage producer focused on customer brands and custom products, with a network of manufacturing facilities across the United States and Canada. He has served as a director of TreeHouse since March 2018, and was appointed CEO and president effective March 26, 2018. He became chairman in April 2023.

His nearly 40 years of experience in the food and beverage industry include serving as vice chair and president of U.S. food and beverage for The J.M. Smucker Company (Smucker’s), a manufacturer of branded food products. Mr. Oakland served in increasingly senior positions during his time with Smucker’s, including president of coffee and food service, president of international food service, president of U.S. retail-Smucker’s Jif and Hungry Jack, and general manager of Smucker’s Canadian operations.

Mr. Oakland’s board experience includes several community, private, and public company boards. He served on the board of Foot Locker from 2014 to 2025, where he was chair of multiple committees. He is currently on the board of directors of TreeHouse Foods, Inc. and FMI, The Food Industry Association.

“Steve brings a vast amount of industry knowledge and a strong tenure of leadership experience that make him an excellent addition to our board of directors,” said Chairman Pat Bowe. “We look forward to his contributions and are pleased to welcome him as The Andersons continues its focus on strategic growth opportunities.”
About The Andersons, Inc.
The Andersons, Inc., is a North American agriculture company that conducts business in the agribusiness and renewables sectors. Guided by its Statement of Principles, The Andersons is committed to providing extraordinary service to its customers, helping its employees improve, supporting its communities, and increasing the value of the company. For more information, please visit www.andersonsinc.com.